Exhibit 5.1

August 14, 2015

International Isotopes Inc.

4137 Commerce Circle

Idaho Falls, Idaho  83401

Re:

Registration Statement on Form S-8 of Shares of Common Stock, par value $0.01 per share, of International Isotopes Inc.

Ladies and Gentlemen:

We have acted as counsel to International Isotopes Inc. (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission (the “Commission”) with respect to up to 20,000,000 shares of common stock of the Company, par value $0.01 per share (the “Shares”), which may be issued under the International Isotopes Inc. 2015 Incentive Plan (the “Plan”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion.  In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares issued by the Company pursuant to the Plan, upon registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration for such Shares in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ PERKINS COIE LLP